FUN TYME CONCEPTS, INC.
                                 290 Wild Avenue
                          Staten Island, New York 10314



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held on April 23, 1997


To the Shareholders of FUN TYME CONCEPTS, INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of FUN TYME CONCEPTS, INC. (the "Corporation") will be held at Klarman & Associates at 14 East 60th Street, New York, New York 10022 on April 23, 1997 at 10:00 a.m., New York time, for the following purposes:

     1. To elect three Directors to the Corporation's Board of Directors to hold office for a period of one year or until their successors are duly elected and qualified.

     2. To vote on the proposal to reverse-spilt the Corporation's outstanding shares on a 1 for 3 basis.

     3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The close of business on March 21, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof.

         You are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to assure that your shares are represented at the meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Any prior proxy will automatically be revoked if you execute the accompanying proxy or if you notify the Secretary of the Corporation, in writing, prior to the Annual Meeting of Shareholders.

                                              By order of the Board of Directors

                                                        Richard Rosso, Secretary
Dated: April 3, 1997

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                             FUN TYME CONCEPTS, INC.
                                 290 Wild Avenue
                          Staten Island, New York 10314

                                 PROXY STATEMENT

                                       FOR

                         Annual Meeting of Stockholders
                          To Be Held on April 23, 1997


          This proxy statement and the accompanying form of proxy have been mailed on April 3, 1997 to the stockholders of record on March 21, 1997 of Fun Tyme Concepts, Inc., a New York Corporation (the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting to be held at 10:00 a.m., on April 23, 1997, at the offices of Klarman & Associates, 14 East 60th Street, Suite 402, New York, NY 10022, and at any adjournment thereof.

                         Proposals by Stockholders Must
                      Be Received Pursuant To This Section

               Any and all proposals of security holders intended to be presented at the next annual meeting of the Corporation, must be received by the Corporation at its principal executive offices located at 290 Wild Avenue, Staten Island, New York 10314, on or prior to December 23, 1997.

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

          Shares of the Corporation's common stock (the "Common Stock") represented by an effective proxy in the accompanying form will, unless contrary instructions are specified in the proxy, be voted FOR (i) the election of the three (3) persons nominated by the Board of Directors as directors and (ii) the proposal to reverse-spilt the Corporation's outstanding shares on a 1 for 3 basis (1 new share for every 3 shares presently owned).

         Any such proxy may be revoked at any time before it is voted. A stockholder may revoke this proxy by notifying the Secretary of the Corporation either in writing prior to the Annual Meeting or in person at the Annual Meeting, by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. An affirmative vote of a plurality of the shares of Common Stock, present in person or represented by proxy, at the Annual Meeting and entitled to vote thereon is required to elect the directors. A stockholder voting through a proxy who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present and entitled to vote on the election of directors. A stockholder voting through a proxy who abstains with respect to approval of any other matter to come before the meeting is considered to be present and entitled to vote on that matter and is in effect a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any such matter shall not be considered present and entitled to vote thereon.

          The Corporation will bear the cost of the solicitation of proxies by the Board of Directors. The Board of Directors may use the services of its executive officers and certain directors to solicit proxies from stockholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements and other material to the beneficial owners of the Corporation's Common Stock held of record by such persons, and the Corporation may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

     The Corporation's Quarterly Report on Form 10-QSB for the nine months ended December 31, 1996 accompanies this proxy statement. The principal executive offices of the Corporation are located at 290 Wild Avenue, Staten Island, New York 10314 the Corporation's telephone number is (718) 761- 6100.

Independent Public Accountants

          The Board of Directors of the Corporation has selected Richard A Eisner & Co., Certified Public Accountants, as independent accountants of the Corporation for the calendar year ending March 31, 1997. Stockholders are not being asked to approve such selection because such approval is not required. The audit services provided by Richard A Eisner & Co., consisted of examination of financial statements, services relative to filings with the Securities and Exchange Commission, and consultation in regard to various accounting matters. Representatives of Richard A Eisner & Co. are expected to be present at the meeting and will have the opportunity to make a statement if they so desire and answer appropriate questions.

                    VOTING SECURITIES AND SECURITY OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The securities entitled to vote at the meeting are the Corporation's Common Stock, $.01 par value per share. The presence, in person or by proxy, of a majority of shares entitled to vote will constitute a quorum for the meeting. Each share of Common Stock entitles its holder to one vote on each matter submitted to stockholders. The close of business on March 21, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. At that date, 2,676,000 shares of Common Stock were outstanding. Voting of the shares of Common Stock is on a non-cumulative basis.

         The following table sets forth information as of April 3, 1997, with respect to the beneficial ownership of shares of Common Stock by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), known by the Corporation to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, and (iii) all officers and directors as a group. Except to the extent indicated in the footnotes to the following table, each of the individuals listed below possesses sole voting power with respect to the shares of Common Stock listed opposite his name.

Title of                                                    Number of                Percentage of
Class                    Name and Address                   Shares                   Shares Owned (1)

common                   Daniel Catalfumo (2)               517,365                  20.5%
stock                    c\o Fun Tyme Concepts, Inc.
                         290 Wild Avenue
                         Staten Island, New York 10314

common                   Richard Rosso (3)                  367,278                  14.6%
stock                    c\o Fun Tyme Concepts, Inc.
                         290 Wild Avenue
                         Staten Island, New York 10314

common                   Daniel Buchanan (4)                15,000                   *
stock                    c/o Fun Tyme Concepts, Inc.
                         290 Wild Avenue
                         Staten Island, New York 10314

common                   Imafina, S.A (5)                   500,000                  19.8% (4)
stock                    Route de Beaumont
                         4 case 952 ch 1700
                         Fribourg, Switzerland

common                   All officers and directors         889,643                  33.2%
stock                    as a group (3 persons) (1)-(4)(9)
-------------------------------------------------

* Less than 1%

     (1)Does not include (i) 1,500,000 shares issuable upon the exercise of the warrants underlying the units sold in the Corporation's initial public offering
(ii) 250,000 shares issuable upon the exercise of the underwriter's warrants and the warrants issuable upon the exercise thereof and (iii) 150,000 shares issuable under the Senior Management Incentive Plan, except for the 15,000 shares issued subject to a vesting schedule and an aggregate of 10,000 shares underlying options granted to the Corporation's officers. Includes a reduction in the number of shares outstanding from 2,676,000 to 2,516,000 due to the Corporation's buyback, the return of such shares to treasury is currently being undertaken. See "Certain Relationships and Related Transactions" and "Recent Developments".

     (2) Includes (i) an aggregate of 151,365 shares of Common Stock owned by members of Daniel Catalfumo's family, of which Mr. Catalfumo disclaims beneficial ownership and (ii) 5,000 shares underlying options presently vested and exerciseable.

     (3) Includes (i) 6,278 shares of Common Stock owned by Richard Rosso's parents, of which Mr. Rosso disclaims beneficial ownership and (ii) 5,000 shares underlying options presently vested and exerciseable.

     (4) The consultant and the Corporation entered into a restrictive share agreement whereby 3,750 shares vested 30 days from grant and 3,750 shares vested six months from the execution of the agreement and each six month period thereafter until the shares are fully vested. Pending the vesting of these shares, the Corporation's counsel shall hold such shares in escrow.

     (5) Includes 250,000 shares of Common Stock and 250,000 shares of Common Stock issuable upon the exercise of outstanding warrants.

     Certain Reports

         No person who, during the year ended March 31, 1997, was a director, officer or beneficial owner of more than ten percent of the Corporation's Common Stock (which is the only class of securities of the Corporation registered under Section 12 of the Securities Exchange Act of 1934 (the "Act") (a "Reporting Person") failed to file on a timely basis, reports required by Section 16 of the Act during the most recent fiscal year or prior years. The foregoing is based solely upon a review by the Corporation of Forms 3 and 4 during the most recent fiscal year as furnished to the Corporation under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to the Corporation with respect to its most recent fiscal year, and any representation received by the Corporation from any reporting person that no Form 5 is required, except as described herein.


                               RECENT DEVELOPMENTS

         In March 1997 the Corporation acquired the assets of a former children's entertainment facility in Edmonton Canada, out of a bankruptcy proceeding. Through a wholly-owned subsidiary formed by the Corporation, Fun Tyme of Edmonton, Inc., the Corporation acquired the assets and entered into a lease agreement with the landlord of the approximately 12,000 square ft. facility. The Corporation plans to renovate the facility to include Fun Tyme's unique themes and estimates that the facility will be opened at the end of April 1997.

         In January 1997 the board of directors of the Corporation determined that it is in the best interests of the Corporation to buy back up to an aggregate of $150,000 worth of its securities from the public float due to the depressed stock price, the Corporation believing that its stock price is significantly undervalued. The buy back commenced in February 1997. As of the date hereof the Corporation has repurchased approximately 160,000 units, in ordinary brokerage transactions. The units being repurchased are in the process of being returned to the Company's treasury. The Corporation may terminate this repurchase at any time without notification.

         On January 21, 1997 the Corporation announced that it has signed a lease to open a 15,000 square ft. Fun Bubble in the Miracle Mall in East

Brunswick, New Jersey. The Corporation will be renovating a movie theater into a Fun Bubble children's entertainment facility. The Miracle Mall is a 120,000 square ft. landmark center in the heart of East Brunswick. The Corporation is awaiting approval of the planning board to renovate the facility and begin construction. The Corporation estimates that approval will be received within the next few weeks and that construction could commence as early as May with the facility being opened this summer.

         In September 1996, State Street Capital Markets, Corp., the underwriter of the Corporation's public offering, ceased its market making activities and soon thereafter ceased operations. The underwriter was a dominant influence in the market for the Corporation's securities until September 1996. In October 1996 the Company and the Underwriter mutually terminated the underwriting agreement between them. The market for the Corporation's securities have been significantly affected and may continue to be affected by the loss of it underwriter's participation in the market. The loss has decreased significantly the liquidity of an investment in the Corporation's securities. The Corporation has been unable to split the units due to its unit price being below $1.00. Nasdaq requires a minimum bid price of $1.00 for the Common Stock in order to have the Units separated. In the event that the Corporation's securities become in compliance with the Nasdaq bid price requirements, it will seek to have the units separated. See "II. Reverse-Stock Split".


         It is expected that the following will be considered at the meeting and action taken thereon.

                            I. ELECTION OF DIRECTORS

          The Board of Directors currently consists of three members elected for a term of one year and until their successors are duly elected and qualified.

          An affirmative vote of a plurality of the shares of Common Stock, present in person or represented by proxy at the Annual Meeting, and entitled to vote thereon is required to elect the directors. All proxies received by the Board of Directors will be voted for the election as directors of the nominees listed below if no direction to the contrary is given. In the event any nominee is unable to serve, the proxy solicited hereby may be voted, in the discretion of the proxies, for the election of another person in his stead. The Board of Directors knows of no reason to anticipate this will occur.

         The following table sets forth as of April 3, 1997 with respect to the three nominees for election as directors of the Corporation:

                                    Position with Corporation;                  Continually
Name                                Principal Occupation and Age                Since

Daniel Catalfumo                    President and Director, 40                  1993

Richard Rosso                       Secretary, Treasurer and Director, 40       1993

Dan Buchanan                        Director, 51                                1995

     All directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected annually by, and serve at the discretion of the Board of Directors. Richard Rosso is Daniel Catalfumo's uncle.

     Daniel Catalfumo has been the president and a director of the Corporation since its inception in 1993. From 1982 to November 1994, Mr. Catalfumo was the sole shareholder, officer and director of Professional Tile Contracting Co., a tile contracting company located in Brooklyn, New York.

     Richard Rosso has been the secretary, treasurer and a director of the Corporation since its inception in 1993. From 1983 to November 1994, Mr. Rosso was the owner of Dynamic Dental Labs located in Brooklyn, New York. Mr. Rosso operated Dynamic Dental Labs for over ten years, servicing over 1,000 area dentists.

     Dan Buchanan was engaged as a consultant to the Corporation and elected as a Director in December 1995. Since 1990, Mr. Buchanan has been the President of Delta Play Ltd., a Canadian Corporation, which manufactures children's play equipment, including the soft sculptured modular foam play mazes used by the Corporation.

     The directors of the Corporation are elected annually by the shareholders and the officers are appointed annually by the board of directors. Vacancies on the board of directors may be filled by the remaining directors. Each director and officer will hold office until the next annual meeting of shareholders, or until his successor is elected and qualified. The Corporation has no present intention or plans to acquire or merge with any affiliated company or to join with any such company in acquiring another entity or business.

     As permitted under New York Corporation Law, the Corporation's certificate of incorporation eliminates the personal liability of the directors to the Corporation or any of its shareholders for damages for breaches of their fiduciary duty as directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Corporation's Certificate of incorporation may reduce the likelihood of derivative litigation against directors and other types of shareholder litigation.

Board Meetings, Committees and Compensation

         During the year ended March 31, 1997, no meetings of the Board of Directors were held and action was taken on 5 occasions by unanimous written consent of the Board of Directors in lieu of meeting. The Corporation does not pays its directors for their attendance at meetings of the board of Directors and committee meetings. The Corporation does not have standing audit, nominating, nor compensation committees of the board of directors, nor any other such committee performing similar functions.

         The Board of Directors recommends that you vote "FOR" the nominees for Director.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

                           Summary Compensation Table

Name and Principal            Year End                                                       Shares underlying        Other Annual
Position                      March 31      Salary($)                  Bonus($)                   Options             Compensation
--------------------          --------      ---------                  --------               ---------------------   ------------

Daniel Catalfumo              1997 (1)      110,000                    $1,000 (2)                5,000(2)             $12,000 (3)
 President and Director       1996          75,489
                              1995          15,235

Richard Rosso                 1997 (1)      110,000                   $1,000 (2)                 5,000(2)             $12,000 (3)
 Secretary, Treasurer         1996          86,553
 and Director                 1995          15,235
--------------------------------

     This is the estimated salary of the officers pursuant to their employment agreements, however, the audit of the Corporation's financial statements for the year ended March 31, 1997 has not been completed. See "--Employment and Consulting Agreements." In December 1996, the Corporation issued to each officer options to purchase 5,000 shares of Common Stock at an exercise price of $ .62 per share, for a period of five years as a bonus. In addition, the Corporation issued a $1,000 bonus to each officer. The Corporation leases automobiles for the Corporation's officers at approximately $1,000 per month.

 Employment and Consulting Agreements

         In April 1995, the Corporation entered into employment agreements with both of its officers, Daniel Catalfumo and Richard Rosso. Such officers are presently full-time and pursuant to the terms of their agreements shall receive compensation at a rate of $100,000 annually, with 10% yearly escalation's during the term of the agreement. The agreements are for a term of five years expiring April 2000. Pursuant to the terms of the agreements each employee is to receive a yearly bonus equal to five percent (5%) of the first $200,000 (only after reaching $100,000), seven and one-half percent (7 1/2%) for all amounts between $200,000 and $400,000 and ten percent (10%) of all amounts over $400,000, of the after-tax profit of the Corporation.

         In December 1995, the Corporation entered into a two-year consulting agreement with Dan Buchanan to become a member of the Corporation's board of directors and to provide the Corporation with consulting services in locating and designing additional Fun Bubble facilities and with respect to informing the Corporation as to changes and innovations in the children's entertainment industry. Pursuant to the terms of the consulting agreement, the Corporation issued 15,000 restricted shares of Common Stock to the consultant under its Senior Management Incentive Plan. The consultant and Corporation entered into a restrictive share agreement whereby 3,750 shares vested 30 days from grant and 3,750 shares vest six months from the execution of the agreement and each six month period thereafter until the shares are fully vested. Pending the vesting of these shares, the Corporation's counsel shall hold such shares in escrow.

Senior Management Incentive Plan

         In February 1995, the board of directors adopted the Senior Management Incentive Plan (the "Management Plan"), which was adopted by shareholder consent. The Management Plan provides for the issuance of up to 150,000 shares of the Corporation's Common Stock in connection with the issuance of stock options and other stock purchase rights to executive officers and other key employees.

         The adoption of the Management Plan was prompted by its desire to provide the board with sufficient flexibility regarding the forms of incentive compensation which the Corporation will have at its disposal in rewarding executive officers, key employees and consultants who render significant services to the Corporation. The board of directors intends to offer key personnel equity ownership in the Corporation through the grant of stock options and other rights pursuant to the Management Plan to enable the Corporation to attract and retain qualified personnel without unnecessarily depleting the Corporation's cash reserves. The Management Plan is designed to augment the Corporation's existing compensation programs and is intended to enable the Corporation to offer executives, key employees and consultants a personal interest in the Corporation's growth and success through awards of either shares of Common Stock or rights to acquire shares of Common Stock.

         The Management Plan is intended to attract and retain key executive management personnel whose performance is expected to have a substantial impact on the Corporation's long-term profit and growth potential by encouraging and assisting those persons to acquire equity in the Corporation. It is contemplated that only those executive management employees (generally the Chairman of the Board, Vice-Chairman, Chief Executive Officer, Chief Operating Officer, President, and Vice-Presidents of the Corporation), key employees and consultants who perform services of special importance to the Corporation will be eligible to receive compensation under this plan. As of the date of this Prospectus, the Corporation's officers and directors are Daniel Catalfumo, Richard Rosso and Dan Buchanan. A total of 150,000 shares of Common Stock have been reserved for issuance under the Management Plan. Pursuant to the terms of his consulting agreement, Dan Buchanan received 15,000 restricted shares under the Management Plan, which shares vest pursuant to a two year vesting schedule, of which 11,250 have vested. In addition, options to purchase 5,000 shares have been issued to each of the Corporation's officers. It is anticipated that awards made under the Management Plan will be subject to three-year vesting periods, although the vesting periods are subject to the discretion of the Administrator. See "Management - Officers and Directors."

         Unless otherwise indicated, the Management Plan is to be administered by the Board of Directors or a committee of the Board, if one is appointed for this purpose (the Board or such committee, as the case may be, shall be referred to in the following description as the "Administrator"). Subject to the specific provisions of the Management Plan, the Administrator will have the discretion to determine the recipients of the awards, the nature of the awards to be granted, the dates such awards will be granted, the terms and conditions of awards and the interpretation of the Management Plan, except that any award granted to any employee of the Corporation who is also a director of the Corporation shall also be subject, in the event the persons serving as members of the Administrator of such plan at the time such award is proposed to be granted do not satisfy the requirements regarding the participation of "disinterested persons" set forth in Rule 16b-3 ("Rule 16b-3") promulgated under the Exchange Act, to the approval of an auxiliary committee consisting of not less than two individuals who are considered "disinterested persons" as defined under Rule 16b-3. As of the date hereof, the Corporation has not yet determined who will serve on such auxiliary committee, if one is required. The Management Plan generally provides that, unless the Administrator determines otherwise, each option or right granted under a plan shall become exerciseable in full upon certain "change of control" events as described in the Management Plan, or subject to any right or option granted under the Management Plan (through merger, consolidation, reorganization, re-capitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Administrator will make appropriate adjustments to such plans and the classes, number of shares and price per share of stock subject to outstanding rights or options. Generally, the Management Plan may be amended by action of the Board of Directors, except that any amendment which would increase the total number of shares subject to such plan, extend the duration of such plan, materially increase the benefits accruing to participants under such plan, or would change the category of persons who can be eligible for awards under such plan must be approved by affirmative vote of a majority of shareholders entitled to vote. The Management Plan permits awards to be made thereunder until November, 2004.

         Directors who are not otherwise employed by the Corporation will not be eligible for participation in the Management Plan. The Management Plan provides for four types of awards: stocks options, incentive stock rights, stock appreciation rights (including limited stock appreciation rights) and restricted stock purchase agreements, as described below.

Certain Relationships and Related Transactions

         In November 1994 and December 1994, the Corporation issued promissory notes of $25,000 and $8,300 to Joseph Rosso and Frank Catalfumo, respectively. The notes accrued interest at the rate of 18% per annum. The notes and accrued interest were repaid in August 1995. The proceeds of the loans were utilized for working capital.

     In February 1995, the Corporation advanced $3,000 to each of Messrs. Catalfumo and Rosso, the Corporation's officers, which advances were repaid during July 1995 and December 1995. The advances accrued interest at a rate of 6% per annum.

         In March 1995, the Corporation issued 50,000 shares of Common Stock to Lampert & Lampert, the Corporation's prior counsel, in lieu of legal fees and expenses aggregating $500.

         In May 1995, but prior to the 19,000-to-1 stock split, the Corporation's initial investors prior to the Corporation's initial public offering returned to the Corporation's treasury an aggregate of 1,767,000 or 75% of the shares of Common Stock owned by such shareholders, on a pro-rata basis, whereby they retained an aggregate of 589,000 shares of Common Stock. As compensation for the return of their shares of Common Stock, the investors received "piggyback" registration rights. At the same time, each officer returned 361,000 shares of Common Stock to the Corporation's treasury, for no remuneration or compensation. In connection with the return of a portion of their shares of Common Stock held by the investors, the Corporation recorded a compensation charge of $229,500, which charge was based on the increase in percentage ownership of the Corporation received by the officers.

         In July 1995, the Corporation issued a promissory note of $6,500 to Daniel Catalfumo, which accrued interest at the rate of 18% per annum. During this period, Daniel Catalfumo advanced an additional $5,000 to the Corporation, which advance did not accrue interest. In addition, the Corporation issued notes in the amount of $6,500 and $17,000 to Sal Catalfumo and Frank Catalfumo, respectively, which notes accrued interest at the rate of 18% per annum. All of these notes and the advance from Daniel Catalfumo were repaid in August 1995. The proceeds of the loans were utilized for working capital.

         In December 1995, the Corporation entered into a two-year consulting agreement with Dan Buchanan to become a member of the Corporation's Board of Directors and to provide the Corporation with consulting services in locating and designing additional Fun Bubble facilities, and with respect to informing the Corporation as to changes and innovations in the children's entertainment industry. Pursuant to the terms of the consulting agreement, the Corporation issued 15,000 restricted shares of Common Stock to the consultant under its Senior Management Incentive Plan. The consultant and Corporation entered into a restrictive share agreement whereby 3,750 shares vested 30 days from grant and 3,750 shares vest six months from the execution of the agreement and each six month period thereafter until the shares are fully vested. Pending the vesting of these shares, the Corporation's counsel shall hold such shares in escrow.

         The Corporation issued three promissory notes in the aggregate amount of $200,000, two notes in the aggregate principal amount of $100,000 in January 1996 and one note in the principal amount of $100,000 in February, 1996, to unaffiliated parties, bearing interest at 18% per annum. The principal amount of each note was payable together with accrued interest, on the earlier of July 1, 1997 and the consummation of an initial public offering of the Corporation's securities, which was repaid upon the closing of the Corporation's initial public offering. Initially the notes matured on the earlier of six months from issuance and the consummation of an initial public offering of the Corporation's securities. The Corporation requested that holders of the notes amend the term of maturity of the notes to the earlier of July 1997 and the consummation of an initial public offering. The two notes issued in January 1996 were personally guaranteed by the Corporation's officers. The notes were repaid from the proceeds of the Corporation's public offering.

         In December 1996 the Corporation granted options to purchase 5,000 shares at $.62 per share of 100% of the then market price of the Corporation's units, exerciseable for a period of five years commencing on the date of grant. In addition, the Corporation issued a $1,000 bonus to each of Messrs. Rosso and Catalfumo.

     For  information  on  the  Corporation's  compensation  arrangements,   see
"Employment and Consulting Agreements."

                             II. REVERSE-STOCK SPLIT

     Management of the Corporation is of the opinion that a reverse-spilt of the Corporation's stock 1 for 3 (1 new share for every 3 old shares) is in the best interests of the Corporation's shareholders. All fractional shares will be rounded up or down to the nearest whole shares. No cash will be paid for any fractions of shares.

         Currently, the Corporation's Common Stock is quoted on the Nasdaq SmallCap Stock Market ("Nasdaq"). The Corporation recently received notice from Nasdaq that due to the Corporation's failure to maintain the Nasdaq bid price requirement that it was going to delist the Corporation's securities. This determination was made because the Corporation's units had traded below the $1.00 minimum bid price. In order to continue to have its Securities listed on Nasdaq, the Corporation is required to maintain (i) total assets of at least $2,000,000, (ii) total stockholders' equity of $1,000,000, (iii) a minimum bid price of $1.00, (iv) one market maker, (v) 300 stockholders, (vi) at least 100,000 shares in the public float and (vii) a minimum market value for the public float of $200,000. In the event the Corporation's Common Stock is delisted from the Nasdaq, trading, if any, of the Corporation's securities would thereafter be conducted in the over-the-counter market on the OTC Bulletin Board. Consequently, an investor may find it less liquid, therefore, being more difficult to dispose of, or to obtain accurate quotations as to the price of the Corporation's securities. As of March 19, 1997, the Corporation appealed Nasdaq's initial determination to delist the Corporation's securities, by written submission to the Nasdaq listings panel. The Corporation is presently awaiting a determination by the listings panel. The Corporation has been seeking representation by an investment banking and investor relations firm which would provide assistance with the Corporation's financing needs and seek market support for the Corporation's securities. The Corporation has negotiated with several firms for these services but has not engage one at this time, though the Corporation believes that a firm will be engaged in the near future.

         At present, the bid price of the Corporation's units are below $1.00. The proposed reverse-split is necessary to keep the Corporation in compliance with Nasdaq's continued listing requirements. Management believes that a reverse-split of the Corporation's stock is the best strategy to keep the Corporation in compliance with the continued listing requirements of the Nasdaq SmallCap Market. See" Recent Developments."

         The reverse-split will be effected by reducing its present issued and outstanding shares from approximately 2,516,000 shares to 838,667 shares. The effective date for purposes of calculating the reverse-split would be as soon as practical after the meeting date as Nasdaq could effect the reverse split within its systems.

                              FINANCIAL INFORMATION

          A COPY OF THE CORPORATION'S ANNUAL REPORTS ON FORM 10-KSB FOR THE FISCAL YEAR ENDED MARCH 31, 1997 AS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT THE ACCOMPANYING EXHIBITS TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR SENT TO RICHARD RUSSO, SECRETARY, FUN TYME CONCEPTS, INC., 290 WILD AVENUE, STATEN ISLAND, NEW YOK 10314. EACH
SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT AS OF MARCH 21, 1997 THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF COMMON SHARES OF THE CORPORATION ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS.

                               III. OTHER BUSINESS

     As of the date of this proxy statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Annual Meeting is that herein above set forth. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

Stockholder Proposals

     Proposals of stockholders intended to be presented at the Corporation's 1997 Annual Meeting of Stockholders must be received by the Corporation on or prior to December 21, 1997 to be eligible for inclusion in the Corporation's proxy statement and form of proxy to be used in connection with the 1997 Annual Meeting of Stockholders.

                                             By Order of the Board of Directors,


                                                                   Richard Rosso
                                                                       Secretary

April 3, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OFAMERICA.

                             SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 10-QSB

                QUARTERLY REPORT UNDER SECTION 13 OR 15(d)OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                     For the Period Ended December 31, 1996

                        Commissioner File Number 0-27542

                            FUN TYME CONCEPTS, INC.
             (Exact name of Registrant as specified in its charter)

New York                                             11-3157259
(State of                                            (I.R.S. employer
Incorporation)                                       identification No.)

                                 290 Wild Avenue
                             Staten Island, NY 10314
                                  (718)761-6100
          (Address and Telephone Number of Principal Executive Offices)

         Check whether the Issuer: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days. Yes X No _

         On November 17, 1996 there were outstanding 2,676,000 shares of Common Stock, par value $.001 per share.


         Documents incorporated by reference:  None.

PART I - Financial Information

ITEM 1      Financial Information.  Annexed hereto.

                             FUN TYME CONCEPTS, INC.
                            CONDENSED BALANCE SHEETS

                                                             Mar.31,1996  Dec.31,1996



ASSETS

Current Assets:
Cash                                                         66,596        2,594,045
Inventories                                                  14,735           17,410
Prepaid expenses and other current assets                    27,635           42,156

Total Current Assets                                        108,966        2,653,611

Property and equipment(net of accum. dep.)                  789,917          911,630

Deferred registration costs                                 226,333                0
Other Assets                                                 25,324          128,081

Total Assets                                              1,150,540        3,693,322

LIABILITIES
Current Liabilities:
Accounts Payable and Accrued Expenses                       131,457           27,045
Customer Deposits                                            15,008            4,067
Current portion of lease payable                             16,857           35,191
Loans from Stockholders                                       1,468                0

Total Current Liabilities                                   164,790           66,303

Deferred Officers' Compensation                              30,257                0
Notes Payable                                               200,000                0

Capital Lease Payable(Net of current portion)                49,222           79,055
Deferred Rent                                                22,560           22,560

Total Liabilities                                           466,829          167,918

STOCKHOLDERS' EQUITY

Preferred Stock - par value $.01,  authorized  500,000  shares,  none issued and outstanding  Common  Stock - par  value  $.001,  authorized  10,000,000  shares,
2,676,000 and 1,876,000, respectively shares
issued and outstanding                                        1,876            2,676
Additional Paid -in Capital                                 932,189        4,033,298

Deficit                                                    -250,354         -510,570

Total Stockholders' Equity                                  683,711        3,525,404
Total Liabilities and Stockholders' Equity                1,150,540        3,693,322
The accompanying notes to financial statements are and integral part hereof.


                             FUN TYME CONCEPTS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS


                                    THREE MONTH ENDED             NINE MONTHS ENDED
                                       December 31                    December 31
                                     1996      1995                 1996      1995

Operating Revenue                 163,353   161,827              563,493    466,983
Merchandise Revenue                49,202    49,160              154,850    152,714

Total Revenue                     212,555   210,987              718,343    619,697

Operating Expenses               -298,639  -245,793             -790,385   -658,316
Cost of Merchandise Sold          -34,102   -19,471             -106,344    -93,281
Selling, General and Admin.Exp.   -37,002   -22,981             -132,569   -110,239
Compensation Charges                    0   -52,500                    0    -52,500
(Loss) from operations           -157,188  -129,758             -310,955   -294,639

Other Income &(Expenses)

Interest Income                    38,018     1,260               66,800      1,481

Interest Expense                   -1,916    -5,323              -10,057    -14,482

(Loss)before income tax          -121,086  -133,821             -254,212   -307,640

Provision for Income Taxes         -3,075     1,211               -6,004          0

Net Income(Loss)                 -124,161  -132,610             -260,216   -307,640

Net Income(Loss)per share          -0.05     -0.07                -0.11       -0.17

Weighted average common shares
and equivalents                 2,676,000 1,812,862            2,325,635   1,812,862

The accompanying notes to financial statements are an integral part thereof.

                             FUN TYME CONCEPTS, INC.
                        CONDENSED STATEMENT OF CASH FLOWS

                                                     NINE MONTHS ENDED
                                                        December 31st.
                                                           1996           1995
Cash flows from operating activities:
Net Income(Loss)                                         -260,216       -307,641
Adjustments to reconcile net(loss)to
net cash (used in) Operating activities:
Depreciation and amortization                              74,604         67,432
(Increase)Decrease in inventories                          -2,675         15,138
(Increase)Decrease in prep.exp.& other curr. assets       -14,521         24,393
Increase(decrease) in A/P & accrued exp.                 -104,412         75,030
(Decrease)in customer deposits                            -10,941            668
(Decrease) in other assets                               -102,757              0
Decrease in deferred Officers Compensation                -30,257              0
Decrease in due from Officers                                   0          6,156
Increase in deferred rent                                       0          3,655
Compensation charges                                            0         52,500

Net cash(used in) operating activities                   -451,175        -62,669
Cash flows from investing activities:
Acquisition of fixed assets                              -131,447        -34,805
Increase in security deposit                                    0         -2,271
Net cash(used in) investing activities                   -131,447        -37,076
Proceeds from issuance of preferred stock                       0        261,476
Proceeds from issuance of common stock                          0          8,300
Net proceeds of initial public offering                 3,328,242              0
Proceeds of notes payable to stockholders                  -1,468         35,000
Repayments of capital lease obligations                   -16,703         -9,470
Repayments of notes payable to stockholders                     0        -61,132
Payment of deferred registration costs                          0       -106,565
Repayment of note payable                                -200,000              0
Net cash provided by financing activities               3,110,071        127,609

NET INCREASE IN CASH                                    2,527,449         27,864
Cash - beginning of period                                 66,596         21,633
CASH - END OF PERIOD                                    2,594,045         49,497
Supp'l sched. of non cash invest'g and
financing activities:
Equipment acquired by capital lease                        64,870          4,524
Transfer to common stock of defer.reg.costs               226,333              0

Supplemental disclosure of cash flow info.:
Interest Paid                                              10,057         14,482
Taxes Paid                                                  6,004          1,202


  The accompanying notes to financial statements are an integral part hereof.

                             FUN TYME CONCEPTS, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


Note A - The Company

     Fun tyme Concepts, Inc. (the "Company") operates a children's entertainment center in Staten Island, New York for children of ages two through twelve under the trade name "Fun Bubble, Party/Party Center" since October 1994. The management of the company is at the present time in search of new sites in the Tri-State Area.

Note B - Accompanying Financial Statements:

     In the opinion of management, the accompanying Unaudited Condensed Financial Statements of Fun Tyme Concepts, Inc. (the "Company") include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company's financial position as of December 31,1996, and the results of its operations for the three months, and nine months periods ended December 31,1996. Due to the seasonality of the Company's operation, the results of its operations for the interim period ended December 31,1996, may not be indicative of total results for the full year.

     While the Company believes the disclosures presented are adequate to make the information not misleading, it is suggested that these condensed financial statements be read in conjunction with the Company's registration statement on Form SB-2.

Note C - Public Offering:

     On August 15,1996 the Registrant consummated a public offering (the "Offering") of its securities, whereby it sold, through State Street Capital Markets Corp. (the "Underwriter"), 1,250,000 Units (inclusive of 250,000 Units by a certain selling securityholder and 200,000 shares by certain selling stockholders), each Unit comprising one share of the Registrant's common stock, par value $.001 per share (the "Common Stock") and one Common Stock Purchase Warrant. The Registrant received net proceeds of $3,328,242 after the payment of underwriting commissions, the non-accountable expense allowance and other cost of the Offering. Also in connection with the Offering the Registrant sold Underwriter's Warrants to purchase 125,000 Units to the Underwriter for a nominal value.

     The Registrant also entered into a two year consulting agreement with the Underwriter commencing July 31,1996 and ending July 31,1998 with a yearly consulting fee of $30,000, paid in advance at the closing.

     The Underwriting Agreement and Consulting agreement have been terminated by mutual consent between the parties.

     The Units were to be separately tradable 90 days from issuance, which date was October 28, 1996. Since August 1996, the Underwriter has ceased market making activities. The lack of support for the Registrant's securities has provided for limited liquidity in such securities and decreased quotations, whereby the Units are trading below $1.00. NASDAQ has notified the Company that unless it can provide a viable plan and/or see its stock price trade above $1.00 then with 90 days of such notice by February 5, 1997 its securities may be delisted from the NASDAQ Small Cap Stock Market and quoted on the OTC Bulletin Board. The Company is actively seeking to find additional market makers for its securities. The Company has submitted a plan to NASDAQ which includes among other business undertaking a proposal to reverse split the outstanding shares on a 1 for 3 basis. A Buyback of $150,000 worth of the Company's Common Stock Outstanding which will be retired to treasury.

ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operation.

Result of Operation

     During the quarter ended December 31, 1996 revenues of the Company were $212,555 as compared with $210,987 during the comparable quarter ended in 1995. This increase of $1,568 or (1%) was attributable to an increase in operating revenues merchandise revenues as a result of renovation and new rides at Staten Island Fun Bubble which increased admission in the period.

     The Nine months ended December 31, 1996 revenue of $718,343 was an increase by $98,646 or (15.9%) over the same period a year-ago. This increase was the result of an increase in operating revenues of $96,510 or (20.7%) and an increase in merchandise revenue of $2,136 or (1.4%) over the same period ended December 31, 1995. The increase is due to the three new programs (Fun Bubble's Summer Day Camp, After School Program and Little Miss Fun Bubble Pageant). These programs started in the second quarter of fiscal 1996, which brought more children into the facility on a daily basis. The programs provided further exposure to our already established programs, as well generated additional revenue on their own.

     Operating expenses for the nine months ended December 31, 1996 increased by $132,069 or (20%) and for three months by $52,846 or (21.5%), compared to the same period a year-ago ended December 31, 1995. This increase was primarily caused by new staffing salaries, additional lease payments, and additional costs resulting from the new programs implemented.

     Selling, general and administrative expenses, have also increased to $37,002 or (61%) for the quarter, and $132,569 or(20.3%) for nine months ended December 31,1996 as compared to the same period ended December 31,1995. The increase is due to marketing expenses, professional fees and other corporate expenses. The Company now has the corporate overhead in place which will enable it to support additional facilities.

     Cost of merchandise sold amounted to 69.3% of merchandise revenue during the quarter ended December 31,1996 compared to 39.6% for the same period ended December 31,1995 and 68.7% of merchandise revenue during the nine months ended December 31,1996 compared to 61.1% in nine months ended December 31,1995. Cost of merchandise sold varies based on product mix and value discounts earned.

     During the three months and the nine months ended December 31,1996 the Company incurred a net loss of $124,161 or($0.05) per share, and $260,216 or ($0.11) per share respectively as compared with $132,610 or($0.07) per share, and $307,640 or($0.17) during the comparable period a year-ago December 31,1995. The primary reason for the decrease in the net loss and net loss per share was the result of an increase in revenues over operating expenses. In addition to the new programs implemented and decreased corporate expenses for the three months and nine months ended December 31,1996 to the comparable three months and nine months in 1995.


Financial Condition

     At December 31,1996 the Company had working capital of $2,587,308 and shareholders' equity of $3,525,404.

         During the nine months ended December 31,1996 the Company used cash for operating activities of $451,175 a compared with cash used of $62,669 for operating activities during the comparable of nine months in 1995. The increase in cash used of $388,506 is primarily due to IPO related expense, decrease in accounts payable and accrued officer's compensation. The Company acquired fixed assets of $131,447 and $34,805 during the nine month ended December 31,1996 and 1995, respectively. Cash was provided by financing activities of $127,609 during the nine month ended December 31,1995 and $3,110,071 during the nine month ended December 31,1996.

     At this time, the Company has commitments for the acquisition of play equipment and construction for an additional facilities. The proceeds from the initial public offering will be used primarily for the opening of additional facilities and working capital. In January 1997 the Company signed a lease to build a 15,000 square ft. facility in East Brunswick, New Jersey.

         The Company believes that funds it generates from ongoing operations and the proceeds from the initial public offering will be adequate to fund its present operation and any additional operations it plans to commence in the future.

                           Part II - Other Information

ITEM 1.  Legal Proceedings.  None.

ITEM 2.  Changes in Securities.  None.

ITEM 3.  Defaults Upon Senior Securities.  None.

ITEM 4.  Submission of Matters to a Vote.  None.

ITEM 5.  Other Information.  None.

ITEM 6.  Exhibit and Reports on Form 8-k.

            (a)  None.

            (b)  None.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized


Dated:   February 20, 1997

                           Fun Tyme Concepts, Inc.


                           By: \s\ Daniel Catalfumo
                           Daniel Catalfumo, President


                           By: \s\ Richard Rosso
                           Richard Rosso, Treasurer

FINANCIAL DATA SCHEDULE


PERIOD-TYPE                          9 MOS

FISCAL-YEAR-END                      MARCH 31,1997

PERIOD-START                         APRIL 1,1996

PERIOD-END                           DECEMBER 31,1996

CASH                                 2,594,045
SECURITIES                                   0
RECEIVABLES                             10,033
ALLOWANCES                                   0
INVENTORY                               17,410
CURRENT-ASSETS                       2,653,611
PP&E                                 1,129,996
DEPRECIATION                           218,365
TOTAL-ASSETS                         3,693,322
CURRENT-LIABILITIES                     66,303
BONDS                                        0
COMMON                                   2,676
PREFERRED-MANDATORY                          0
PREFERRED                                    0
OTHER-SE                             3,522,728
TOTAL-LIABILITY-AND-EQUITY           3,693,322
SALES                                  718,343
TOTAL REVENUE                          718,343
CGS                                    106,344
TOTAL COST                             922,954
OTHER-EXPENSES                               0
LOSS-PROVISION                               0
INTEREST-EXPENSE                        10,057
INCOME-TAX                               6,004
INCOME-CONTINUING                     -260,216
DISCONTINUED                                 0
EXTRAORDINARY                                0
CHANGES                                      0
NET-INCOME                            -260,216
EPS-PRIMARY                              -0.11
EPS-DILUTED                              -0.11